Exhibit 10.a.

Memorandum

To:	John Fanelli

From:	Jay Stuart /s/ Jay Stuart

CC:

Date:	April 27, 2005

Re:	Discretionary Bonus Agreement – Immediate and Retention

This will confirm our discussions regarding the Company’s payment of discretionary bonuses to you. First, you will receive an immediate discretionary bonus in the amount of $15,000. This will be paid to you as soon as it can be processed.

Second, you will receive a retention bonus in the amount of $50,000 if you satisfactorily continue as a full-time employee through September 30, 2005. No portion of the retention bonus will be paid if you do not satisfactorily continue as a full time employee through September 30, 2005.

Both of these bonuses will be paid net of all applicable withholdings.

Please acknowledge receipt of this bonus information by signing the copy of this memo where indicated and returning it to me.

Acknowledged:

/s/ John Fanelli III
John Fanelli III